EXHIBIT 10.18

                      DOJO PUBLISHING, INC.
                    PRINCETON PUBLISHING, INC.
                 28 WEST 25TH STREET, 7TH FLOOR.
                     NEW YORK, NY 10010-2905


May 14, 1996

KABLE NEWS COMPANY, INC.
641 Lexington Avenue
New York, NY 10022

SUBJECT: Cross-Guaranty by DOJO PUBLISHING, INC. and
PRINCETON PUBLISHING, INC. of their accounts with KABLE NEWS COMPANY, INC.

Gentlemen:

DOJO PUBLISHING, INC. (herein DOJO) and PRINCETON PUBLISHING, INC. (herein PRINCETON), both of whom occupy the same offices at 28 West 25th St., 7th Floor, New York, NY 10010-2905, jointly and severally represent that they are affiliated and associated with each other and that for their mutual gain and benefit said companies have major areas of joint operations, ownership and control, including but not limited to, sharing certain costs and obligations. ("Affiliated" and "associated" shall be interpreted in their broadest sense and shall not be limited to a parent-subsidiary relationship.)

     On or about August 22, 1990, DOJO and KABLE NEWS COMPANY, INC. ("KABLE") entered into a Distribution Agreement (referred to as the DOJO PUBLISHING, INC. Agreement).

     DOJO and PRINCETON Jointly and severally affirm that they desire to have KABLE NEWS COMPANY, INC. (herein KABLE) enter into the following separate agreement under which KABLE would provide certain work, services and materials to PRINCETON, and under which KABLE may advance certain sums of money on behalf of PRINCETON (referred to herein as the "WOMAN Agreement"):

Agreement, dated May 14, 1996

between PRINCETON PUBLISHING, INC.
and KABLE NEWS COMPANY, INC.

     KABLE has advised DOJO and PRINCETON that because of good and sound business reasons, KABLE would not be willing to enter into said Agreement with PRINCETON unless and until DOJO and PRINCETON enter into this Cross-Guaranty whereby they jointly and severally guarantee each other's accounts with, and obligation to KABLE to whatever extent the same may be at any time during the respective and renewal terms of the Agreements, and thereafter to the extent of any liabilities remain owed to KABLE following termination of either the DOJO or PRINCETON Agreements, as they may be amended or extended.

     In consideration of the above, and for other good and valuable consideration, the receipt of which each of the parties hereto acknowledge, it is agreed by and among them as follows:

     1. Simultaneously with the execution of this Cross-Guaranty by the parties hereto, PRINCETON and KABLE will execute the PRINCETON Agreement.

     2. DOJO and PRINCETON (herein sometimes referred to as 'Cross-Guarantors") , jointly and severally, agree to and hereby do guarantee to KABLE the payment of any debt or loss which KABLE may sustain as a result of its entering into said PRINCETON or DOJO Agreements or providing services thereunder for either or both Cross-Guarantors, including, but not limited to any liability for any and all invoices, statements, advances, prepayments, overdrafts and/or deficits, loans or indemnities which may hereafter exist, and/or become due and owing to KABLE from either Cross-Guarantors during the terms of their respective Agreements or remain due thereafter, together with any attorneys fees or costs of collection incurred by KABLE (hereinafter referred to collectively as the "Indebtedness") . Each of the Cross-Guarantors hereby authorizes KABLE to apply any and all monies now or hereafter in the possession of KABLE, and/or for which KABLE might otherwise be required to account to either of them, to the account of, and toward the repayment of, any Indebtedness.

     3. The jointly and several liability of each Cross-Guarantor shall continue until repayment in full of any Indebtedness from either Cross-Guarantor to KABLE or until payment is made of any loss or damage incurred by KABLE with the termination of the Agreements, which ever occurs last in time.

     4. Each Cross-Guarantor consents, without affecting its liability.,to KABLE hereunder, that KABLE may, without notice to or consent of said Cross-Guarantor, upon such terms as KABLE may deem advisable:

     a) extend, in whole or in part, by renewal or otherwise the time of payment of the Indebtedness owing by the other Cross-Guarantor to KABLE;

     b) release, surrender, exchange, modify, impair or extend the period of duration, or the time for performance or payment;

     c)   extend, renew, modify or amend in any way, the Agreements.

Each Cross-Guarantor hereby ratifies and affirms in advance any such extensions, renewals, release, surrenders, exchanges, modifications or impairment, and all such actions shall be binding upon each Cross-Guarantor.

     5. Each Cross-Guarantor represents that, at the time of the execution and delivery of this Cross-Guaranty, nothing exists to impair the effectiveness of the liability of any Cross-Guarantor to KABLE hereunder, or the immediate taking of effect of this Cross-Guaranty as the sole agreement between the Cross-Guarantor and KABLE with respect to guaranteeing the Indebtedness of each Cross-Guarantor to KABLE.

     6. KABLE is not and shall not be required to inquire into or otherwise investigate the authority of any officer (a), director (s) , or agent (s) , acting on, or purporting to act on, behalf of either Cross-Guarantor and each of itself represents and warrants to KABLE that it has taken all necessary corporate action and has full corporate power and authority, to make this guarantee, that the same is supported by good and valuable consideration, and that the officer(s) or representatives of each Cross-Guarantor executing and delivering this Cross-Guaranty represent that each has been expressly authorized to do so and are acting within the scope of such authority.

     7. KABLE may at its option proceed in the first instance against either Cross-Guarantor to collect any Indebtedness or obligation covered by this Guaranty without first proceeding against the other Cross-Guarantor. KABLE is specifically authorized by each Cross-Guarantor to apply any and all monies of either Cross-Guarantor now or hereafter in this possession of KABLE, and/or for which KABLE might otherwise be required to account and pay to the benefit of either Cross-Guarantor, and apply same against the Indebtedness in order to reduce or eliminate any or both Cross-Guarantor's Indebtedness to KABLE. KABLE shall not be required to first exercise or exhaust its remedies against one or the other, or in any particular formula based upon the amount of Indebtedness, the date is accrued, or otherwise.

     8. The whole of this Cross-Guaranty is herein set forth, and there it no verbal or other written agreement, and no understanding or custom affecting the terms hereof. This Cross-Guaranty can be modified only by written instrument signed by the party to be charged therewith.

     9. This Cross-Guaranty is delivered and made in, and shall be construed and enforced pursuant to, the laws of the State of New York, and is binding upon the Cross-Guarantors and their respective successors, assigns and representatives, and shall inure to the benefit of KABLE, its successors and assigns.

Very truly yours,

DOJO PUBLISHING, INC.